EXHIBIT 4.4(c)--CONSENT AGREEMENT TO CREDIT AGREEMENT

                        M E M O R A N D U M

            To:        Individuals on Attached Distribution List

            From:      CoreStates Bank, N.A.

            Date:      March 29, 1994

            RE:        American Healthcare Management, Inc. (the
                       "Company") and AHM Capital Management, Inc.

            Subject:   Request for Consents


_________________________________________________________________________


      The purpose of this memorandum is to bring you up to date on various of the matters which have transpired since closing in late July and, on behalf of the Agent and the Company, request consents where appropriate:

      1.    Sharpstown M.O.B. Title Insurance.

            In August, STH Corporation made an investment in the Sharpstown General Hospital Professional Building, Ltd., including through an equity investment in the partnership owning the building and a loan to the partnership. The Banks consented to such investment pursuant to a consent dated August 16, 1993.

            One of the conditions to the effectiveness of such consent was the delivery of title insurance in favor of the Agent on behalf of the Lenders insuring the Leasehold Deed of Trust delivered as part of the transaction. As is set forth in the attached letter dated September 10, 1993 from Charles D. Bybee, Esq., Texas counsel to the Partnership, to Robert M. Dubbs, Esq., General Counsel of the Company, the cost of the leasehold title insurance was increased from the originally quoted amount of $4,921.20 to $16,404 immediately prior to closing of the transaction, as a result of which the Company did not purchase such insurance at closing.

            The Agent has agreed to, and the Company and the Consolidated Subsidiaries hereby request that each of the Lenders by execution in the space provided below, waive the requirements of the delivery of such title insurance as set forth in paragraph 2 od the August 16, 1993 consent.
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      2.    Woodruff Medical Plaza (F.50).

            Amendment No. 1 to the Credit Agreement required that the Company use its best efforts to obtain from the Plumbers' Union Retirement Trust the consent to modifications of the existing Deed of Trust to reflect the additional indebtedness to the Lenders. By letter dated August 28, 1993, from Richard A. McDonald, the Company's Assistant Treasurer, to the Agent, a copy of which is attached, the Company has informed the Agent that the Plumbers Union had refused its request.

            The Agent has agreed, and the company and Consolidated Subsidiaries hereby requests that each of the Lenders by execution in the space provided below agree, that the Company has satisfied the best efforts requirement to obtain such consent.

            The Lenders should note that the Agent will be receiving a bring-down endorsement to its existing title insurance policy on Woodruff Medical Plaza in the form attached to this letter.

      3. Woodruff Medical Arts (F.51). As was anticipated, the indebtedness to Mutual Trust was paid and its lien on the Woodruff Medical Arts building terminated in September. The Company has proposed, consistent with its policy as implemented last December, to transfer the Woodruff Medical Arts property from the Company to AHM WCH, Inc. We will be obtaining a confirmation of Deed of Trust from the appropriate entity.

      4.    Las Vegas Medical Centers.

            As disclosed in Exhibit E (page 72) to the Credit Agreement, MPH Management Services, Inc., a Consolidated Subsidiary of the Company, is a limited partner in Las Vegas Medical Centers, a partnership that is managing general partner in several outpatient clinics in the Las Vegas area. The Company has agreed with the physician who controls Las Vegas Medical
Centers to a restructuring of the clinic ownership that results in the return of approximately $640,000 of the Company's investment. The transaction takes the form of the purchase of the Company's entire interest for $930,000 and the Company's investment through (MPH Management Services, Inc.) of $290,000 as a limited partner in a new partnership that would indirectly own interests in the clinics.

            The Agent has agreed to, and the Company and the Consolidated Subsidiaries hereby request that each of the Lenders by execution in the space provided below, consent to this transaction.


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      5.    Lone Mountain Clinic.

            Also as disclosed in Exhibit E (page 39), NLVH, Inc., a Consolidated Subsidiary of the Company, is a 30% partner in Pollamed Partnership, which operates a clinic in the Las Vegas area known as Rainbow Medical Center East. The Company has recently agreed to invest up to $200,000 for a 50% interest in a separate partnership, Pollamed Partnership II, which will open and operate a clinic known as either Lone Mountain Clinic or Rainbow Medical Center North. Both partnerships are controlled by a Las
Vegas physician.

            The Agent has agreed to, and the Company and the Consolidated Subsidiaries hereby request that each of the Lenders by execution in the space provided below, consent to this investment.

      6.    Mega, Inc.

            The Company wishes to invest up to $2,000,000 in the equity of Mega, Inc., a company located in the Las Vegas area in the business of providing third-party administrative and PPO services, outpatient testing and inpatient utilization review for its clients. Mega's current and prospective clients include a major health insurer and a number of casino-hotels and other large employers. Mega intends to use the proceeds of the Company's investment to finance expansion of its client base and services. The Company would receive a non-controlling minority equity interest in Mega, in a percentage to be determined by further negotiations.

            The Agent has agreed to, and the Company and the Consolidated Subsidiaries hereby request that each of the Lenders by execution in the space provided below, consent to this investment.

      7.    Bergman Medical Group.

            Monterey Park Hospital, a Consolidated Subsidiary of the
Company, proposes to purchase the assets of a medical practice located near the Hospital from the Bergman Medical Group. The purchase price consists of $100,000 in cash, assumption of a trust deed note of approximately $123,000, and the issuance of a promissory note for approximately $777,000 payable in installments over ten years with interest at 7%. The purchased assets include real estate encumbered by the existing deed of trust mentioned above.

            The Agent has agreed to, and the Company and the Consolidated Subsidiaries hereby request that each of the Lenders by execution in the space provided below, consent to this transaction and waive any requirement under the Credit Agreement that the Company deliver to the Agent a deed of trust on the acquired real estate.

Enclosures
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EACH OF THE LENDERS EXECUTING BELOW HEREBY CONSENTS TO
MATTERS 1 THROUGH 7 SET FORTH IN THE FOREGOING
MEMORANDUM.  THE EXECUTION AND DELIVERY OF THIS CONSENT
DOES NOT EFFECT A WAIVER OF ANY RIGHT, POWER OR REMEDY OF
ANY UNDERSIGNED LENDER UNDER APPLICABLE LAW OR UNDER
THE CREDIT AGREEMENT OR ANY COLLATERAL SECURITY
DOCUMENT, OR CONSTITUTE A WAIVER OF ANY PROVISION
THEREOF, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE
FOREGOING MEMORANDUM.

CORESTATES BANK, N.A., individually and in its capacity as Agent

By:______________________________________
   Title:

CITICORP USA, INC.

By:______________________________________
   Title:

NATIONSBANK OF TENNESSEE

By:______________________________________
   Title:

CONTINENTAL BANK N.A.

By:______________________________________
   Title:

THE BANK OF NOVA SCOTIA

By:______________________________________
   Title:

ACCEPTED AND AGREED:

AMERICAN HEALTHCARE MANAGEMENT, INC.
for itself and on behalf of its
Consolidated Subsidiaries

By:______________________________________
   Title:
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